ARTICLES OF AMENDMENT

                                       FOR

                          KINSHIP COMMUNICATIONS, INC.

                             hereafter to be know as

                              KINSHIP SYSTEMS, INC.

                              Dated: March 7, 2000.

         Kinship Communications, Inc. (hereafter to be known as Kinship Systems, Inc. and hereinafter sometimes referred to as "the Company") submits the following Articles of Amendment to the Utah Division of Corporations for filing pursuant to Utah Code Annot. ss. 16-10a-1006. In accordance with the foregoing code section, the Company has adopted the following Articles of Amendment pursuant to a unanimous vote of its shareholders and after recommendation by its Board of Directors. The specific statutorily required shareholder voting information as to the amendment follows the text of the amendment as set-out below:

                                       I.
                                 AMENDMENT NO. 1
                     Change of Name to Kinship Systems, Inc.
                     ---------------------------------------

         The   Company   hereby   amends   its   official   name  from   Kinship
Communications, Inc. to Kinship Systems, Inc. pursuant to the recommendation of its Board of Directors and ratifying shareholder vote.



            [The foregoing amendment was adopted at a special shareholder meeting on March 7, 2000 called pursuant to waiver by all shareholders. At the time of adoption, the Company has issued an outstanding and entitled to vote 147,042 shares. There is only one class of common voting stock. Of the issued and outstanding shares entitled to vote on the change of name resolution, 147, 042 were present in person or by proxy constituting a quorum and absolute majority. Of the shares present: 147,042 voted in favor of the name change; none abstained from voting on the change of name; and no shares were voted against the change of name. The Board of Directors has determined that a required majority of shares were present constituting a quorum and a majority of the issued and outstanding shares were present voted in favor of the foregoing proposal on the day and date indicated and is hereby certified by the Board of Directors.]

         The foregoing Articles of Amendment are submitted upon oath by the undersigned President of the Company and properly reflect the actions taken, approved and ratified by the Board of Directors and the shareholder Vote on such matters in the special shareholder meeting on July 23, 1998.



                                                /s/Terry Deru
                                                --------------
                                                Mr. Terry Deru
                                                President


Sate of Utah                        )
                                    :ss.
County of Davis                     )

         Personally appeared before me, a Notary Public, Mr. Terry Deru who subscribed and swore to the foregoing Articles of Amendment in my present on this 7th day of March, 2000.


                                                /s/Lois Richins
                                                ---------------
                                                NOTARY PUBLIC

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